UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                            (Amendment No. ________)*

                              Dr. Protein.com, Inc.
--------------------------------------------------------------------------------

                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   23330T-10-9

--------------------------------------------------------------------------------
                                 (CUSIP Number)
     Karin C. Carter, 4100 Newport Place, Suite 830, Newport Beach, CA 92660
                                 (949) 250-8655
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)
                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)




         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]    Rule 13d-1(b)
         [   ]    Rule 13d-1(c)
         [ X ]    Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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



CUSIP No.
---------
23330T-10-9
-------------------------------------------------------------------------------

                  1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

                           Ryan Neely
                           ----------------------------------------------------
-------------------------------------------------------------------------------

                 2. Check the Appropriate Box if a Member of a Group (See Instructions)
                      (a)
                        -------------------------------------------------------
                      (b)
                        -------------------------------------------------------
-------------------------------------------------------------------------------

                 3.        SEC Use Only
                                       ----------------------------------------
-------------------------------------------------------------------------------

                 4.        Citizenship or Place of Organization   U.S.
                                                                ---------------
-------------------------------------------------------------------------------

Number of         5.       Sole Voting Power  600,000
                                              ---------------------------------
Shares            -------------------------------------------------------------

Beneficially      6.       Shared Voting Power  2,500,000
                                               --------------------------------
Owned by          -------------------------------------------------------------

Each              7.       Sole Dispositive Power  600,000
                                                  -----------------------------
Reporting         -------------------------------------------------------------

Person            8.       Shares Dispositive Power  2,500,000
                                                    ---------------------------
 With
-------------------------------------------------------------------------------

                  9.       Aggregate Amount Beneficially Owned by Each
                           Reporting Person    3,100,000
                                             ----------------------------------
-------------------------------------------------------------------------------

                  10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                             ------------------
-------------------------------------------------------------------------------

                  11.      Percent of Class Represented by Amount in Row
                           (9)   48.48%
                           ---------------------------------------------------
-------------------------------------------------------------------------------

                  12.      Type of Reporting Person (See Instructions)
                           IN
                           ---------------------------------------------------




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



Item 1.
------

(a)   Name of Issuer:                         Dr. Protein.com, Inc.

(b)   Address of Issuer's Principal           336 Plaza Estival
      Executive Offices:                      San Clemente, California 92672



Item 2.
-------

(a)   Name of Person Filing:                  Ryan Neely

(b)   Address of Principal  Business          336 Plaza Estival
      Office, or if none, Residence:          San Clemente, California 92672

(c)   Citizenship                             US

(d)   Title and Class of Securities:          Common Stock

(e)   CUSIP Number:                           23330T-10-9



Item 3.
-------

If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or
(c), check whether the person filing is a:


  (a)  [   ]      Broker or dealer registered under section 15 of the Act
                  (15 U.S.C. 78o).

  (b)  [   ]      Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c)

  (c)  [   ]      Insurance company as defined in section 3(a)(19) of the Act
                  (15 U.S.C. 78c).

  (d)  [   ]      Investment company registered under section 8 of the
                  Investment Company Act of 1940 (15 U.S.C 80a-8).

  (e)  [   ]      An investment adviser in accordance with ss.240.13d-1(b)(1)
                  (ii)(E);

  (f)  [   ]      An employee benefit plan or endowment fund in accordance
                  with ss.240.13d-1(b)(1)(ii)(F);

  (g)  [   ]      A parent holding company or control person in accordance
                  with ss.240.13d-1(b)(1)(ii)(G);

  (h)  [   ]      A savings associations as defined in Section 3(b) of the
                  Federal Deposit Insurance Act (12 U.S.C. 1813);

  (i)  [   ]      A church plan that is excluded from the definition of an
                  investment company under section 3(c)(14) of the Investment
                  Company Act of 1940 (15 U.S.C. 80a-3);

  (j)  [   ]      Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).



Item 4.  Ownership
------------------

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)Amount beneficially owned:    3,100,000
                            ---------------------.


(b)Percent of class:    48.48%
                    ------------------------.


(c)Number of shares as to which the person has:



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





   (i) Sole power to vote or to direct the vote    600,000
                                               ---------------------.

   (ii)Shared power to vote or to direct the vote   2,500,000
                                                  ---------------------.

   (iii) Sole power to dispose or to direct the disposition of  600,000
                                                              ----------------.

   (iv)Shared power to dispose or to direct the disposition of  2,500,000
                                                              ----------------.

Item 5.  Ownership of Five Percent or Less of a Class
-----------------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.Ownership of More than Five Percent on Behalf of Another Person.
-----------------------------------------------------------------------

Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the
------------------------------------------------------------------------------
Security Being Reported on By the Parent Holding Company or Control Person.
---------------------------------------------------------------------------

Not applicable.

Item 8. Identification and Classification of Members of the Group
-----------------------------------------------------------------

Not applicable.


Item 9. Notice of Dissolution of Group
--------------------------------------

Not applicable.


Item 10. Certification
----------------------

Not applicable.



                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 February 13, 2003
                        --------------------------------
                                      Date

                                 /s/ Ryan Neely
                        --------------------------------
                                    Signature

                            Ryan Neely / Shareholder
                        --------------------------------
                                   Name/Title




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations
                              (See 18 U.S.C. 1001)







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